UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 13, 2017 (March 10, 2017)

DISH NETWORK CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation)	0-26176 (Commission File Number)	88-0336997 (IRS Employer Identification No.)

9601 SOUTH MERIDIAN BLVD. ENGLEWOOD, COLORADO (Address of principal executive offices)	80112 (Zip Code)

(303) 723-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On March 13, 2017, DISH Network Corporation (“DISH Network”) issued a press release announcing that on March 10, 2017, it had agreed to issue and sell $1 billion aggregate principal amount of 2.375% Convertible Notes due 2024 (the “Notes”) to a group of institutional accredited investors that are also qualified institutional buyers. The Notes will mature on March 15, 2024. Interest on the Notes will be paid on March 15 and September 15 of each year, commencing on September 15, 2017.  The Notes will be convertible under certain circumstances and during certain periods into DISH Network’s Class A Common Stock at an initial conversion rate of 12.1630 shares of DISH Network’s Class A Common Stock per $1,000 principal amount of Notes, equivalent to an initial conversion price of approximately $82.22 per share.  Upon any conversion, DISH Network will settle its conversion obligation in cash, shares of its Class A Common Stock or a combination of cash and shares of its Class A Common Stock, at its election.  The net proceeds of the placement are intended to be used for strategic transactions, which may include wireless and spectrum-related strategic transactions, and for other general corporate purposes.

DISH Network placed the Notes in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Notes and shares of DISH Network’s Class A Common Stock issuable upon the conversion of the Notes, if any, have not been and are not intended to be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Certain statements incorporated by reference in this Current Report on Form 8-K may be forward-looking statements, which may involve a number of risks and uncertainties that could cause actual events or results to differ materially from those described.  DISH Network does not undertake any obligation to update forward-looking statements.

See Press Release, dated March 13, 2017, “DISH Network Places $1 Billion in Convertible Notes,” attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1 Press Release “DISH Network Places $1 Billion in Convertible Notes” dated March 13, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISH NETWORK CORPORATION

Date: March 13, 2017	By:	/s/ R. Stanton Dodge
R. Stanton Dodge
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit 99.1	Press Release “DISH Network Places $1 Billion in Convertible Notes” dated March 13, 2017